                                           Filed pursuant to Rule 424(b)(3)
                                                   and Rule 424(c)
                                       Registration Statement Nos. 333-43645 and
                                               333-43645-01 through -08



                                KITTY HAWK, INC.

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 16, 1998

This Prospectus Supplement updates and supersedes where indicated certain information set forth in the Prospectus (the "Prospectus") of Kitty Hawk, Inc. ("Kitty Hawk") dated February 16, 1998 related to the Offer to Exchange 9.95% Senior Secured Notes due 2004 for all outstanding 9.95% Senior Secured Notes due 2004.

1. The fifth full paragraph of page 2 of the Prospectus is hereby replaced in its entirety by the following paragraph:

                  The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Placement Agents have advised the Company that they intend to make a market in the New Notes; however, they are not obligated to do so and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes.

2. The first full paragraph of page 23 of the Prospectus is hereby replaced in its entirety by the following paragraph:

         The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There is no established trading market for the New Notes and the Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance regarding the future development of any market for the Notes, the liquidity of any market that may develop for the Notes or the ability of holders of the Notes to sell their Notes or the price at which such holders may be able to sell their Notes. If such a market were to develop, no assurance can be given as to the trading prices of the Notes, which may be higher or lower than the initial offering price of the Old Notes depending on many factors, including, among other things, prevailing interest rates, the Company's operating results and prospects and the market for similar securities. The liquidity of, and trading market for, the Notes may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

This Prospectus Supplement must be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent the information contained herein supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.